Exhibit 3.8

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

FERRY EQUIPMENT COMPANY L.L.C.

     THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is entered into as of the 3rd day of April, 2000 by and between RCC Holdings, Inc., a Minnesota corporation (the “Member”) and Ferry Equipment Company L.L.C., a Delaware limited liability company (the “Company”).

     The Company has been formed as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. §§ 18-101, et seq.) (the “Act”), and the Company and the Member, intending to be legally bound, hereby agree as follows:

     1. Name. The name of the limited liability company is Ferry Equipment Company L.L.C.

     2. Purpose. The Company is organized to carry on any lawful business, purpose or activity permitted under the Act, and the Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

     3. Registered Office. The registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

     4. Registered Agent. The name of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company.

     5. Addresses. The mailing addresses of the Company and the Member are as follows:

Company:
Ferry Equipment Company L.L.C.
3905 Dakota Street Southwest
Alexandria MN 56308

Member:
RCC Holdings, Inc.
3905 Dakota Street Southwest
Alexandria MN 56308

     6. Members; Power of Members. As used herein, the term “Members” shall mean the Member and any other person or entity admitted as a member of the Company in accordance with the terms of the Act and this Agreement. The power of the Members includes all powers, statutory and otherwise, possessed by Members of a limited liability company under the laws of the State of Delaware, including the Act. Unless a greater percentage shall be otherwise expressly required by the Act or by this Agreement, any action or determination that is required to be made by the Members shall require the assent of a majority in interest of the Members at a meeting of the Members or pursuant to a written consent of such Members.

     7. Term. The Company shall dissolve, and its affairs shall be wound up upon the earlier to occur of (i) at such time as all of the Members of the Company approve unanimously in writing, or (ii) an entry of a decree of judicial dissolution has occurred under § 18-802 of the Act.

     8. Capital Contributions. The Company shall have the power to accept contributions of any assets or property and to assume liabilities, as determined by a majority in interest of the Members.

     9. Allocation of Profit and Losses. The Company’s profits and losses shall be allocated in proportion to the capital contributions of the Members of the Company.

     10. Distributions. At the time determined by the Members of the Company, the Company shall distribute any cash held by it that is not reasonably necessary for the operation of the Company. Cash available for distribution shall be distributed to the Members of the Company in the same proportion as their then capital account balances.

     11. Assignments. A Member may assign all or any part of his, her or its membership interest in the Company only with the written consent of the Members. A Member has no right to grant an assignee of its membership interest in the Company the right to become a Member of the Company without the written consent of all of the Members.

     12. Withdrawal. No right is given to any Member of the Company to withdraw from the Company.

     13. Certificates. The Company may, but is not required to, issue to the Members certificates representing their membership interests in the Company.

     14. Management. The Company shall be managed by and under the authority and direction of the Members.

     15. Governing Law. This Agreement shall be governed by, and construed under, the substantive laws of the State of Delaware, all rights and remedies being governed by said laws.

[Signature page follows]

[Signature page to Limited Liability Company Agreement]

     IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, have duly executed this Agreement as of the date first above written.

COMPANY:

FERRY EQUIPMENT COMPANY L.L.C.

By:	RCC Holdings, Inc., its sole member

By:	/s/ Richard P. Ekstrand

Richard P. Ekstrand, President and
Chief Executive Officer

MEMBER:

RCC HOLDINGS, INC.

By:	/s/ Richard P. Ekstrand

Richard P. Ekstrand, President and
Chief Executive Officer

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